Exhibit 99.2

Q3-10 Earnings call

Jane Introduction

Thank you Chrissie.

Good afternoon. I would like to welcome everyone to SMTC’s third quarter earnings call. Joining me today is John Caldwell, SMTC’s President and Chief Executive Officer.

Before turning the meeting over to John, I’d like to remind everyone that this presentation includes statements about expected future events and financial results that are forward-looking in nature and subject to risks and uncertainties. The Company cautions that actual performance will be affected by a number of factors, many of which are beyond the Company’s control, and that future events and results may vary substantially from what the Company currently foresees. Discussion of the various factors that may affect future results is contained in the Company’s Annual Report on Form 10-K; on subsequent reports on Form 10-Q and Form 8-K and our other filings with the Securities and Exchange Commission and SEDAR.

Let me now turn the meeting over to John.

Q3-10 Earnings call

John

Thanks Jane.

Good afternoon everyone.

Following our past practice, our agenda today will cover our third quarter results first high level and then more detailed comments from Jane followed by a brief discussion on our immediate outlook then a question period.

Let me begin with the highlights for the quarter.

For those who may have seen the press release just issued, for the third quarter our company produced another strong period of growth, solid bottom line performance and positive cash generation.

On a year over year basis our revenue at $65.4 million increased by 48%. Net income at $2.6 million was up $2.4 million over Q3-2009. We also generated $4.6 million in cash from operations most being applied to debt reduction.

As expected, our third quarter results were slightly lower than our record Q2 primarily due to the effect of customers rebuilding inventories in the first half of the year that had been depleted during the recession. Third quarter revenue is more representative of a quarterly run rate based upon end customer demand.

Q3-10 Earnings call

In that light, our customers experienced continuing solid end customer demand in the third quarter, as eight of our ten top customers produced higher order levels year over year. Additionally, several newer customers continued to ramp production resulting in important added revenue.

Our gross margins at 12% were exceptionally strong due to a combination of higher revenue leveraging fixed costs, revenue mix and cost containment.

As in prior quarters, the electronics industry faced component shortages that resulted in SMTC’s continuing high order backlog and related elevated inventory levels. That being said, we made some progress in lowering working capital in the third quarter. We expect to make further improvements in the fourth quarter as parts shortages begin to ease.

With these comments, let me now ask Jane to take you through the results in more detail.

Q3-10 Earnings call

Jane

Thanks John.

As expected and in line with our comments last quarter, we have had yet another very strong quarter. In addition to strong earnings metrics, the Company generated $4.6 million in cash from operations, largely used to pay down debt to near Company lows. Revenue for the third quarter increased by 48% to $65.4 million compared to the same period last year after increasing 82% year over year last quarter and 37% in the first quarter. Year-to-date revenues have increased 54% which, like the third quarter increase, is industry leading among our ten benchmarked competitors. Once again, we entered and exited the quarter with a substantial backlog, the result of solid customer demand and continued parts shortages, albeit somewhat improved. For the quarter, the Company generated a net income of $2.6 million, $2.4 million higher than the same quarter of 2009, and $0.6 million lower than the preceding quarter which was a record for the Company. Overall, a very strong quarter. Let me now expand on several areas.

Q3-10 Earnings call

Compared to the same period last year, revenue increased 48% or $21.2 million as eight of our top ten customers experienced improvement from last year. Unlike in the first half of the year where some customers were replenishing inventory in light of the economic recovery, our current demand is primarily end market driven. Revenue decreased 8% or $5.8 million sequentially from $71.2 million as end market demand and inventory replenishment drove revenues to near record highs in the second quarter. We continued to experience growth from our five new customers that began ramping production coming into 2010 with revenue almost doubling for the past two quarters, and increasing 30% this quarter to $7.0 million. One new customer became our 8th largest customer and at least two others are expected to become top 10 customers. Last quarter we commented on Vocera Communications Inc, a new customer in the communication products business focused on the health care industry, for which we initiated production in the second quarter. We started to ramp production levels in the third quarter and we expect further increased demand as we exit the year.

Our prospective customer pipeline continues to strengthen. We were recently selected by two new customers. For one customer, in the industrial vertical in instrumentation for the semi conductor industry, we began early stage production in the quarter. For the other, a European multi-division company in the medical device and security business, we expect to introduce production in early 2011.

Q3-10 Earnings call

Our mix of revenue in our various segments has changed somewhat with the industrial segment remaining our largest at 81.3%, reduced from prior periods as several new customers are in the communications and networking and computing segments. Our top ten customers accounted for 87.6% of the quarter’s total revenue, somewhat decreased from last quarter. Details can be found in our 10Q which will be filed shortly.

Gross margin for the quarter was $7.9 million or 12% compared with $8.4 million or 11.8% in the prior quarter and $3.7 million or 8.5% for Q3 of last year. The year over year increase is primarily due to the increase in revenue. The gross profit percentage achieved this quarter is the highest since 2000, excluding one-time adjustments. The increase in gross profit as a percent of revenue is driven by leveraging fixed costs, managing costs effectively and our current mix of revenue despite the increased cost of introducing and ramping new customers.

We have increased our margin expectations to remain above 10 percent as we have established a model over the past several years whereby we can consistently generate solid profits by retaining a lean cost structure, supplemented by the effect of certain important resource investments this year to support customer needs and the growth of our business.

Q3-10 Earnings call

In the quarter, selling, general and administrative costs were $4.7 million compared with $2.8 million last year. We continue to manage administrative costs carefully to benefit from the reductions in 2009, however these savings have been more than offset by an accrual for variable compensation resulting from what is expected to be a record year for the Company as well as various non recurring professional and administrative fees and non-cash charges for stock based compensation. We do plan to continue to carefully manage selling, general and administrative expenses.

Having successfully amended our banking arrangements in the first half of 2010, interest expense decreased in the quarter from $451 thousand last quarter down to $436 thousand this quarter due to decreased interest rates and a decrease in average debt. The expense is lower than interest costs a year ago of $473 thousand due to lower market rates as well as the lower rates resulting from our amendment. With our current strong performance, interest rates will be further reduced as a result of a tiered interest rate structure for which our results have put us in the lowest cost tier. Our overall interest rate for the quarter average 4.3% which, assuming current market interest rates, will be below 4% for the fourth quarter.

Q3-10 Earnings call

On an EBITDA basis, we generated $3.7 million compared to $4.4 million last quarter, and $1.7 million in Q3 of 2009. Year to date the Company has generated $11.4 million in EBITDA, trailing twelve months is $14.7 million.

From a cash perspective, we generated $4.6 million in cash from operations in the quarter. We recorded positive cash from earnings of $3.5 million, and generated cash from working capital, excluding cash in bank, of $1.1 million in the quarter. As a result of cash generated, net debt decreased by $4.8 million to $18 million at the end of the quarter. Cash generation was despite carrying additional working capital resulting from continuing parts shortages and anticipation of continuing strong revenue in the fourth quarter. While within a couple of hundred thousand dollars of a new record low debt level for Q3, we do expect to be at record low debt levels by the end of the year as supply chain issues are expected to continue to abate reducing inventory and as we continue to generate cash from earnings.

Inventory decreased from $46.5 million or 67 days to $45.1 million or 71 days. Inventory is procured as directed by our customers and customers generally retain liability for all inventory. We will continue to work with our customers and vendors to manage inventory levels. We do expect a reduction in inventory as we work off the continued backlog and the supply chain improves.

Q3-10 Earnings call

Accounts receivable was $35.9 million or 50 days, decreased from the prior quarter at $44.3 million or 57 days.

Accounts payable was $41.5 million, decreased from $51.1 million last quarter. Days were decreased from 74 days to 65 days due largely to timing of inventory receipts in the quarter.

Capital investments were a modest $170 thousand in the quarter; however we expect capital investments to increase in the last quarter as we make important investments to increase capacity and efficiency in North America. A new surface mount line has also been added this year in our Asian facility to support continuing growth. We also continue to expand our Asia presence and sourcing and procurement leverage with our International Procurement Office centered in Hong Kong. These investments will position the Company for future growth.

Let me now turn the call back over to John.

Q3-10 Earnings call

John

Thanks Jane.

The genesis of our excellent results thus far in 2010 goes back several years, when we adopted a strategy and business model that included these features:

•	Acquiring and retaining growing world class customers that are aligned and benefit with the Company’s operating model and philosophy.

•	Highly efficient operational footprint and related supply chain offering customers a full breadth of services both proximate to their facilities and in low cost regions.

•	Consistent, high quality, responsive manufacturing performance and value added support at a competitive cost.

•	Exceptionally flexible and tight cost structure

•	Elimination of excess capacity in high cost regions

•	An intense focus on delivering profitability and returns every quarter even with significant variations in quarterly revenue

Q3-10 Earnings call

Today, SMTC is running on all cylinders. We have an excellent customer base, we have several new ramping customers and our new customer pipeline is robust. Our operating sites are all performing well and all are profitable. Our balance sheet is strong with opportunities to further lower working capital without inhibiting future growth.

Let me share with you now our immediate outlook.

Last quarter we commented on the continuing uncertainty in the North American economy and at that time expressed some concerns about the strength of our customers’ end markets. While clearly there are reasons to remain cautious, our customers’ end markets appear to be performing well, certainly as we look at the fourth quarter. We expect to produce another solid performance in Q4 finishing 2010 as a record year for SMTC.

With these comments, Chrissy please open the lines for questions.

Thank you.